Exhibit 99.1

a21, Inc. Signs Non-binding Letter of Intent with Applejack Art Partners, Inc.

Transaction would result in Applejack owning a Majority Stake in a21, Inc.

JACKSONVILLE, Fla.--(BUSINESS WIRE)—July 22, 2008 - a21, Inc. ("a21") (ATWO.OB), a leading online digital content marketplace, today announced that it has entered into a non-binding Letter of Intent (LOI) with Applejack Art Partners, Inc. (Applejack).  Pursuant to the LOI, Applejack would purchase all of a21’s outstanding notes (an aggregate principal amount of $18,000,000) from the holders of such notes and also purchase all of the shares of a21common stock owned by a21’s note holders (an aggregate of approximately 41 million shares).  a21 would then exchange approximately 110 million newly issued shares of its common stock with Applejack in satisfaction of approximately $13,000,000 of such notes.  The closing of the transactions contemplated by the LOI is subject to various conditions, including execution of definitive agreements by a21, the note holders, and Applejack.  It is the intent of all parties to complete this transaction as described in the LOI as soon as possible.

In addition, on July 16, 2008, Applejack made a credit facility available to a21 pursuant to which a21 could borrow up to $500,000 with the consent of Applejack.

One hundred thousand dollars has already been advanced to a21.  The amounts outstanding under the credit facility bear interest at 12% per year.

John Ferguson, Chief Executive Officer of a21, said, “We are excited to be working with Applejack and believe the transaction should be beneficial to a21’s stockholders, employees, and other stakeholders.  This transaction will result in a significant reduction in a21’s outstanding indebtedness and position the company to execute its growth strategy.”

Jack Appelman, Chief Executive Officer of Applejack, said, “We are pleased to make an investment in a21 and believe that our complementary product offerings should result in greater sales opportunities and efficiency for both companies.”

About a21

a21 (www.a21group.com) is a leading online digital content company. Through SuperStock (www.superstock.com; www.superstock.co.uk; www.mediamagnet.com; and www.purestockx.com), and ArtSelect (www.artselect.com), a21 delivers high quality images, art framing, and exceptional customer service. a21 and its companies, with offices in Florida, Iowa, and London, provide valuable and viable choices to key business partners and customers in the stock image, art and wall decor industries.

About Applejack Art Partners, Inc.

Applejack Art Partners, Inc., headquartered in Sunderland, Vermont with a major production facility in Manchester, is one of the foremost art licensing and publishing companies in the industry, with more than 400 artists and over 300,000 images in its database. Applejack sells and licenses artwork to manufacturers in every major product category and maintains an extensive searchable online database at www.applejackart.com. Applejack also owns AJ Ross Art Auctions of Holbrook, New York and E.M. Boehm fine porcelain of Trenton, New Jersey. For more information about Applejack Art Partners, Inc., and its divisions, please call (802) 362-3662.

The statements contained in this press release contain certain forward-looking statements, including statements regarding a21, Inc.'s expectations, intentions, strategies, and beliefs regarding the future. All statements contained herein are based upon information available to a21, Inc.'s management as of the date hereof and actual results may vary based upon future events, both within and without the control of a21, Inc.'s management.